UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 7, 2009

Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North Minnesota Street

New Ulm, MN 56073

(Address of principal executive offices, including zip code)

(507) 354-4111

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition

In Item 2.06 of this Form 8-K and in a Form 12b-25 being filed, the Company disclosed financial information about its results of operation for the year ended December 31, 2008.

Item 2.06	Material Impairments.

On March 7, 2009, management of the Company, after review and discussion with the Board of Directors and its Audit Committee, determined that the carrying value of the goodwill associated with its January 4, 2008 acquisition of Hutchinson Telephone Company (“HTC”) was impaired. As a result, the Company’s fourth quarter and full year 2008 financial results will include a non-cash pre-tax impairment charge of approximately $2.3 million.

In the fourth quarter of 2008, the Company engaged an independent industry valuation consultant who determined the fair value of goodwill recognized in connection with the acquisition of HTC was impaired.

Because this determination was made in connection with the Company preparation and review of the financial statements required to be included in its Form 10-K for the year ended December 31, 2008, the Company is making this disclosure today concurrently with its filing of a Form 12b-25 disclosing that it will be filing its Form 10-K on or prior to March 31, 2009.

For the nine months ended September 30, 2008, the Company reported operating revenues of $27.2 million, operating income of $5.1 million, other income of $3.6 million, and net income of $5.3 million. Although the Company expects to report total revenue of approximately $8.6 million in the fourth quarter of 2008, and approximately $35.8 million for the year, we have not been able to complete our review of the effects of the impairment on the financial statements for the quarter or the year ended December 31, 2008.

The Company included a complete description of its significant accounting policies and practices related to goodwill and other intangible assets in its Annual Report on Form 10-K for the year ended December 31, 2007. The Company will include a thorough discussion of the impairment, and its after–tax effects on the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2008, to be filed on or before March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2009	New Ulm Telecom, Inc.

	By:	/s/ Nancy Blankenhagen
Nancy Blankenhagen
	Its:	Chief Financial Officer